                            SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement      [ ]  Confidential, for Use of the
                                           Commission Only (as permitted
                                           by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                    8x8, Inc.
                (Name of Registrant as Specified In Its Charter)

           ----------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                                   8X8, INC.
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 15, 1998
                            ------------------------

TO THE STOCKHOLDERS OF 8X8, INC.:

     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of 8x8, Inc., a Delaware corporation (the "Company"), will be held on Monday, June 15, 1998 at 2:00 p.m., local time, at the offices of the Company at 2445 Mission College Boulevard, Santa Clara, California 95054 for the following purposes:

     1. To elect nine directors to serve for the ensuing year or until their successors are elected and duly qualified.

     2. To ratify the appointment of Price Waterhouse LLP as independent auditors of the Company for the fiscal year ending March 31, 1999.

     3. To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the proxy statement accompanying this notice.

     Only stockholders of record at the close of business on April 16, 1998 are entitled to notice of and to vote at the meeting and any adjournment thereof.

     All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if such stockholder has returned a proxy.

                                          THE BOARD OF DIRECTORS OF 8X8, INC.

Santa Clara, California
May 7, 1998

                             YOUR VOTE IS IMPORTANT

     IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                                   8X8, INC.
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the board of directors of 8x8, Inc. (the "Company") for use at the annual meeting of stockholders to be held June 15, 1998 at 2:00 p.m., local time, or at any adjournment thereof, for the purposes set forth herein. The annual meeting of stockholders will be held at the offices of the Company at 2445 Mission College Boulevard, Santa Clara, California 95054. The telephone number of the Company's offices is (408) 727-1885.

     These proxy solicitation materials and the Company's annual report to stockholders for the year ended March 31, 1998 (the Company's fiscal 1998), including financial statements, were, or shall be, mailed on or about May 20, 1998 to all stockholders entitled to vote at the meeting.

RECORD DATE AND VOTING SECURITIES

     Stockholders of record at the close of business on April 16, 1998 are entitled to notice of and to vote at the meeting. At this record date, 15,293,614 shares of the Company's common stock, were issued and outstanding.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

VOTING AND SOLICITATION

     Each stockholder is entitled to one vote for each share of the Company's common stock on all matters presented at the annual meeting of stockholders. Stockholders do not have the right to cumulative voting in the election of directors.

     The Company will bear the cost of soliciting proxies. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile or personal solicitation by directors, officers or regular employees of the Company. No additional compensation will be paid to such persons for such services.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

     The required quorum for the transaction of business at the annual meeting of stockholders is a majority of the votes eligible to be cast by holders of shares of the Company's common stock issued and outstanding on the record date, April 16, 1998. Shares that are voted "FOR," "AGAINST," "WITHHELD" or "ABSTAIN" are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the annual meeting with respect to such matter.

     Abstentions shall be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of shares entitled to vote with respect to a proposal (other than the election of directors). Accordingly, abstentions will have the same effect as a vote against the proposal.

     In instances where brokers are prohibited from exercising discretionary authority for beneficial holders who have not returned a proxy (so-called "broker non-votes"), those shares will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of shares entitled to vote. Thus, a broker non-vote will not affect the outcome of the voting on a proposal.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Proposals of stockholders of the Company which are intended to be presented by such stockholders at the Company's 1999 annual meeting of stockholders must be received by the Company no later than January 20, 1999 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                                 PROPOSAL ONE:

                             ELECTION OF DIRECTORS

NOMINEES

     The Company has authorized a board of nine directors and nine directors are to be elected at this annual meeting of stockholders. Each of the directors elected at the annual meeting will hold office until the annual meeting of stockholders in 1999 or until his successor has been duly elected and qualified.

     Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's nine nominees named below, all of whom are currently directors of the Company. In the event that any nominee of the Company becomes unable or declines to serve as a director at the time of the annual meeting, the proxy holders will vote the proxies for any substitute nominee who is designated by the current board of directors to fill the vacancy. It is not expected that any nominee listed below will be unable or will decline to serve as a director.

     The names of the nominees for director and certain information about each of them are set forth below.

               NAME                 AGE               PRINCIPAL OCCUPATION
               ----                 ---               --------------------
Dr. Paul Voois....................  31    Chairman of the Board and Chief Executive
                                          Officer, 8x8, Inc.
Keith R. Barraclough..............  32    President and Chief Operating Officer, 8x8,
                                          Inc.
Dr. Bernd Girod...................  40    Chaired Professor and Director of the
                                          Telecommunications Laboratory, University of
                                          Erlangen-Nuremberg
Akifumi Goto......................  55    President and Chief Executive Officer, Sanyo
                                          Semiconductor Corporation
Major General Guy L. Hecker,        66    President, Stafford, Burke and Hecker, Inc.
  Jr..............................        Retired, United States Air Force
Bryan R. Martin...................  30    Chief Technical Officer and Vice President,
                                          Engineering, 8x8, Inc.
Chris McNiffe.....................  36    Vice President, Sales and Marketing, 8x8,
                                          Inc.
William P. Tai....................  35    General Partner, Institutional Venture
                                          Partners
Dr. Samuel Wang...................  49    Vice President, Manufacturing, 8x8, Inc.

     Except as indicated below, each nominee or incumbent director has been engaged in the principal occupation set forth above during the past five years. There are no family relationships between any directors or executive officers of the Company.

     Dr. Paul Voois has been Chairman and Chief Executive Officer of the Company since January 1998. From January 1997 to January 1998, Dr. Voois served as Executive Vice President and a director of the Company and managed its Advanced Technology group. Dr. Voois joined the Company in September 1994 and served as Manager, Multimedia Codec Development from April 1996 to January 1997. He received a B.S.

from Penn State University in 1988 and a Ph.D. and M.S. from Stanford University in 1993 and 1989 respectively, all in Electrical Engineering.

     Keith R. Barraclough has been President and Chief Operating Officer and a director of the Company since January 1997. Since April 1996, he has also served as a director of VidUs, Inc., a subsidiary of the Company, engaged in the design of integrated camera and video compression solutions. Mr. Barraclough served as Director of Videophone Development at the Company, from September 1995 to January 1997, and as Strategic Marketing Manager from January 1995 to September 1995. From April 1993 to January 1995, Mr. Barraclough served as Manager of Semiconductor Development at Media Vision Technology, Inc., a manufacturer of PC multimedia products. From 1988 to April 1993, Mr. Barraclough held a position as engineer at IBM. He received a B.S. in Electrical Engineering from University College, London, and an M.S. in Electrical Engineering from Imperial College, London.

     Dr. Bernd Girod has served as a director of the Company since November 1996. Dr. Girod has been a Chaired Professor of Electrical Engineering/Telecommunications and Director of the Telecommunications Laboratory at the University of Erlangen-Nuremberg in Germany since October 1993. He also served as the Chairman of the University of Erlangen-Nuremberg's Electrical Engineering Department from 1995 to 1997. During the 1997/1998 academic year, he also is serving as a Visiting Professor at Stanford University. In May 1993, he co-founded Vivo Software, Inc., a developer of video compression software, and served as Chief Scientist until March 1998. Since March 1998, upon the acquisition of Vivo Software by Real Networks, Inc., a developer of internet media streaming software, he has served as Chief Scientist of Real Networks. From June 1990 to September 1993, Dr. Girod was Professor of Computer Graphics and Technical Director of the Academy of Media Arts in Cologne, Germany, jointly appointed with the Computer Science Section of Cologne University. From January 1988 to May 1990, he was employed at the Massachusetts Institute of Technology, first as a Visiting Scientist and then as an Assistant Professor with the Media Laboratory. Dr. Girod received a M.S. in Electrical Engineering from the Georgia Institute of Technology and a Doctoral degree from the University of Hannover, Germany. He is a Fellow of the Institute of Electrical and Electronics Engineers.

     Akifumi Goto has been a director of the Company since September 1996. He has served as President and Chief Executive Officer of Sanyo Semiconductor Corporation ("Sanyo"), a semiconductor manufacturer, since February 1993. From February 1983 to January 1993, Mr. Goto served as Executive Vice President of Sanyo. Mr. Goto received a B.S. in Electrical Engineering from Tamagawa University and an M.B.A. from Santa Clara University.

     General Guy Hecker has served as a director of the Company since August 1997. He has served as the President of Stafford, Burke and Hecker, Inc., a consulting firm based in Alexandria, Virginia, since 1982. Prior to his retirement from the Air Force in 1982, General Hecker's most recent positions included Director of the Air Force Office of Legislative Liaison and an appointment in the Office of the Deputy Chief of Staff, Research, Development and Acquisition for the Air Force. Earlier, he served as a pilot and commander in both fighter and bomber aircraft units, including command of a bomber wing and an air division. During his Air Force career, General Hecker was awarded a number of military decorations, including the Air Force Distinguished Service Medal, the Silver Star, the Legion of Merit (awarded twice) and the Distinguished Flying Cross. General Hecker received a B.A. from The Citadel, an M.A. in international relations from George Washington University and an honorary Ph.D. in military science from The Citadel.

     Bryan R. Martin has been Chief Technical Officer and Vice President, Engineering of the Company since August 1995 and a director of the Company since January 1998. Mr. Martin served as Video Project Manager of the Company from April 1995 to August 1995, and as an integrated circuit designer for the Company from April 1990 to April 1995. He received a B.S. and an M.S. in Electrical Engineering from Stanford University.

     Chris McNiffe has been Vice President, Marketing and Sales of the Company since July 1995 and a director of the Company since January 1998. From June 1992 to July 1995, Mr. McNiffe held various sales and marketing management positions at the Company. From July 1986 to June 1992, he held a position as sales manager at NCR Corporation, a computer products and services provider. From 1982 to 1986, he was a design engineer at RCA Corporation. He received a B.S. in Electrical Engineering from Rutgers University.

     William Tai has been a director of the Company since April 1994. Since July 1997, Mr. Tai has served as a General Partner of funds managed by Institutional Venture Partners, a venture capital firm. From September 1991 to June 1997, Mr. Tai was associated with the Walden Group of Venture Capital Funds, a venture capital firm, most recently as a General Partner of several funds. From August 1987 to September 1991, Mr. Tai was employed by Alex. Brown & Sons Incorporated, most recently as Vice President. Mr. Tai is also a director of Network Peripherals, Inc. and Award Software International, Inc. Mr. Tai received a B.S. in Electrical Engineering from the University of Illinois and an M.B.A. from Harvard Business School.

     Dr. Samuel Wang has been Vice President, Manufacturing and a director of the Company since October, 1995. From 1984 to October 1995, Dr. Wang served as Executive Vice President and a director of ICT Inc., a manufacturer of programmable logic devices. From 1981 to 1983 he was a Senior Engineering Manager at National Semiconductor Corporation, and from 1978 to 1980 he was a staff engineer at Intel Corporation. He received a B.S. in Physics from the National Tsing Hua University, Taiwan, and an M.S. and Ph.D. in Solid State Electronics from Princeton University.

BOARD MEETINGS AND COMMITTEES

     The board of directors of the Company held a total of twelve meetings during the fiscal year ended March 31, 1998. Other than William Tai, no incumbent director attended fewer than 75% of the meetings of the board of directors or the committees upon which such director served during fiscal 1998. William Tai attended 67% of the meetings of the board of directors or the committees upon which he served during fiscal 1998.

     The board of directors has an audit committee and a compensation committee. The board of directors has no nominating committee or any committee performing similar functions.

     The audit committee currently consists of Guy Hecker and William Tai. The audit committee reviews the Company's financial controls, evaluates the scope of the annual audit, reviews audit results, consults with management and the Company's independent auditors prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of the Company's financial affairs. This committee held one meeting during fiscal 1998. At the time of such meeting, this committee consisted of Richard M. Chang and Y.W. Sing

     The compensation committee currently consists of Bernd Girod, Akifumi Goto and Paul Voois. The compensation committee makes recommendations to the Board concerning the compensation for the Company's officers and directors and the administration of the Company's stock option and employee stock purchase plans. This committee held one meeting during fiscal 1998. At the time of such meeting, this committee consisted of Richard M. Chang, Akifumi Goto and Joe Parkinson.

COMPENSATION OF DIRECTORS

     Directors receive no cash remuneration for serving on the board of directors but are reimbursed for reasonable expenses incurred by them in attending board and committee meetings upon approval of such reimbursement by the board of directors. Directors are eligible to receive discretionary grants of stock option under the Company's stock options plans. Bernd Girod received such a discretionary grant of an option to purchase 25,000 shares of the Company's common stock at an exercise price of $6.80 per share and subject to a four year vesting term. In addition, the Company's 1996 Director Option Plan provides for the grant of non-statutory stock options to non-employee directors of the Company by means of to an automatic, non-discretionary grant mechanism. Upon the Company's initial public offering in July 1997, each outside director was granted an option to purchase 16,000 shares of the Company's common stock. After the Company's initial public offering, new outside directors are granted an option to purchase 16,000 shares of the Company's common stock upon election to the board of directors. This initial option vests 1/4th on each of the anniversaries of the grant date. Thereafter, each outside director is granted a further option of 4,000 shares on the date of re-election to the board if on such date, such director shall have served on the board for at least six months. These further options vest 1/48th each month after the grant. During fiscal 1998, Bernd Girod received $50,100 in consideration for technical consulting services that he provided to the Company.

VOTE REQUIRED AND RECOMMENDATION

     The nine nominees receiving the highest number of affirmative votes of the shares entitled to vote on this matter shall be elected as directors. Votes withheld from any director will be counted for purposes of determining the presence or absence of a quorum but are not counted as affirmative votes. A broker non-vote will be counted for purposes of determining the presence or absence of a quorum, but, under Delaware law, it will have no other legal effect upon the election of directors.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE NOMINEES SET FORTH ABOVE.

                                 PROPOSAL TWO:

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The board of directors has selected Price Waterhouse LLP, independent accountants, to audit the financial statements of the Company for the year ending March 31, 1999. Price Waterhouse LLP has served as the Company's independent accountants since 1987. In the event of a negative vote on the ratification of Price Waterhouse LLP, the Board of Directors will reconsider its selection. Representatives of Price Waterhouse LLP are expected to be present at the annual meeting of stockholders and will have the opportunity to make a statement if they so desire. The representatives also are expected to be available to respond to appropriate questions from stockholders.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING MARCH 31, 1999.

                             ADDITIONAL INFORMATION

EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the executive officers of the Company not shown in the table of the nominees for director above (all current directors are set forth on the table of director nominees above):

       NAME         AGE                            POSITION
       ----         ---                            --------
Sandra L.
  Abbott..........  51    Chief Financial Officer and Vice President, Finance
Brett D. Byers....  34    Vice President, General Counsel and Investor Relations
David Harper......  51    Vice President, European Operations
Michael Noonen....  35    Vice President, Business Development
Chris Peters......  34    Vice President, Sales

     Sandra L. Abbott has been Chief Financial Officer and Vice President of Finance of the Company since June 1995. From April, 1991 through 1995, she served as Controller at the Company. From February 1990 to March 1991, Ms. Abbott served as Controller for InfoChip Systems, Inc, a semiconductor manufacturer. Prior to 1990, she held Controller positions at MRP, Inc. (a subsidiary of U.S. West), Free-Flow Packaging, Inc. and Weitek Corporation. She received a B.A. from University California, Riverside and an M.B.A. from Santa Clara University.

     Brett D. Byers has been Vice President, General Counsel and Investor Relations of the Company since July 1997. From November 1995 to July 1997, he was a corporate and securities attorney at Wilson Sonsini Goodrich & Rosati, a law firm in Palo Alto, California. From October 1994 to October 1995, Mr. Byers served as a corporate and securities attorney at the New York office of Mayer, Brown & Platt. Prior to 1991, he was a designer of computers and semiconductors at Kendall Square Research Corporation, a supercomputer maker, and Raytheon Company. He received a B.S. in Electrical Engineering from Cornell University and a J.D. from Yale Law School.

     David Harper has been Vice President of European Operations of the Company since March 1991. He joined the Company in 1990. From 1988 to 1990, Mr. Harper was Chief Executive Officer of Dialog Semiconductor, a mixed signal ASIC manufacturer. Prior to 1988, Mr. Harper held senior sales management positions in the USA and Europe with GEC Plessey Semiconductor, LSI Logic Corp., and the
(US) General Electric Company. He received a B.S. in Electrical Engineering from the University of Manchester Institute of Science and Technology.

     Michael Noonen has been Vice President of Business Development of the Company since May 1996. From April 1996 to the present, he has served as Chief Executive Officer of VidUs, Inc., a subsidiary of the Company, engaged in the design of integrated camera and video compression solutions. From July 1992 to April 1995, Mr. Noonen held various sales management positions at the Company. From August 1990 to July 1992, he served as an Area Sales Manager for NCR Corporation, a computer products and services provider. Prior to 1992, he was a field application engineer for Seattle Silicon Corporation, a software developer. He received a B.S. in Electrical Engineering from Colorado State University.

     Chris Peters has been Vice President of Sales of the Company since July 1997. Between January 1995 and July 1997 he served at the Company first as East Coast Sales Manager and then as Director of North American OEM Sales. He worked for NCR Microelectronics from 1989 to 1993 as the manager of NCR Microelectronics' East Coast semiconductor design centers and from 1985 to 1989 in various, primarily technical, roles including marketing engineer, applications engineer and design engineer. He worked for Media Vision Technology, Inc., a manufacturer of PC multimedia products, from December 1993 through January 1995, where he was an OEM sales manager and Director of OEM Sales. He received a B.S.E.E. from Colorado State University in 1985.

EXECUTIVE COMPENSATION

     The following table sets forth in summary form information concerning the Company compensation awarded to, earned by, or paid to, during the fiscal years ended March 31, 1998, 1997 and 1996, (i) the Company's Chief Executive Officer,
(ii) the Company's other four most highly compensated executive officers whose salary and bonus for such fiscal year exceeded $100,000 and who served as executive officers of the Company on March 31, 1998 and (iii) the Company's former Chief Executive Officer (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG TERM
                                              ANNUAL COMPENSATION                COMPENSATION
                                  --------------------------------------------   ------------
                                                                  OTHER ANNUAL    SECURITIES     ALL OTHER
            NAME AND              FISCAL                          COMPENSATION    UNDERLYING    COMPENSATION
       PRINCIPAL POSITION          YEAR    SALARY($)   BONUS($)      ($)(1)       OPTIONS(#)       ($)(2)
       ------------------         ------   ---------   --------   ------------   ------------   ------------
Paul Voois......................   1998     169,385    183,505           --          30,000           641
  Chairman and Chief Executive     1997     121,191    190,034           --         250,000(3)        519
  Officer                          1996      88,181      1,470           --          20,000           429
Keith R. Barraclough............   1998     169,385    186,755           --          30,000           641
  President and Chief              1997     123,962    120,650           --         250,000(3)        526
  Operating Officer                1996     103,707     10,470           --          20,000           473
Chris Peters....................   1998     138,877    411,199           --         103,000           586
  Vice President, Sales            1997      92,942     89,971       27,437(4)       22,000           459
                                   1996      86,603     47,113           --              --           435
Bryan R. Martin.................   1998     168,231    104,505           --          30,000           638
  Chief Technical Officer and      1997     130,192    151,675           --         160,400(3)        523
  Vice President, Engineering      1996     108,199      4,700           --         100,000           466
David Harper....................   1998     144,121     90,957           --              --        16,299
  Vice President, European         1997      92,032     93,868           --         162,400(3)     64,223
  Operations                       1996      97,491     47,115       22,992(5)           --        49,389
Joe Parkinson...................   1998     154,039     56,416           --          30,000         1,888
  former Chairman and Chief        1997     150,000      9,322           --       1,000,000(3)      1,866
  Executive Officer                1996     115,384      4,580           --         600,000(6)      1,445

---------------
(1) Excludes perquisites and other personal benefits for each Named Executive Officer that did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for such officer. Excludes value of the discount that the Named Executive Officers received on the Company's common stock purchased through the Company's Employee Stock Purchase Plan, as such discount is available generally to all salaried employees of the Company.

(2) For all Named Executive Officers other than Mr. Harper, includes Company contributions to 401(k) plan and value of term life insurance providing coverage in excess of $50,000. For Mr. Harper, represents contributions by the Company to a plan that provides for payments to him during his retirement.

(3) Includes grants of options for the following number of shares issued pursuant to a repricing of options on June 24, 1996 accomplished through the cancellation of then existing options and the issuance of new options: Dr. Voois, 31,000 shares; Mr. Barraclough, 35,000 shares; Mr. Martin, 103,000 shares; Mr. Harper, 40,000 shares; and Mr. Parkinson, 500,000 shares.

(4) Moving allowance.

(5) Car allowance.

(6) Options representing 100,000 of the securities were canceled in June 1996.

OPTION GRANTS AND HOLDINGS

     The following table provides information with respect to stock option grants to each of the Named Executive Officers during the fiscal year ended March 31, 1998:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                        POTENTIAL REALIZABLE
                                              PERCENT OF                                  VALUE AT ASSUMED
                               NUMBER OF    TOTAL OPTIONS                              ANNUAL RATES OF STOCK
                               SECURITIES     GRANTED TO      EXERCISE                 PRICE APPRECIATION FOR
                               UNDERLYING    EMPLOYEES IN        OR                        OPTION TERM(1)
                                OPTIONS         FISCAL       BASE PRICE   EXPIRATION   ----------------------
            NAME               GRANTED(#)      YEAR(3)       ($/SHARE)       DATE        5%($)       10%($)
            ----               ----------   --------------   ----------   ----------   ---------    ---------
Paul Voois...................   30,000(2)        2.51%         $ 6.80      06/23/07    $128,295     $325,123
Keith R. Barraclough.........   30,000(2)        2.51%         $ 6.80      06/23/07    $128,295     $325,123
Chris Peters.................   70,000(2)        5.87%         $ 6.80      06/23/07    $299,354     $758,621
                                33,000(2)        2.77%         $11.25      07/28/07    $200,150     $538,609
Bryan R. Martin..............   30,000(2)        2.51%         $ 6.80      06/23/07    $128,295     $325,123
David Harper.................         --           --              --            --          --           --
Joe Parkinson................   30,000(2)        2.51%         $ 6.80      06/23/07    $128,295     $325,123

---------------
(1) Potential gains are net of the exercise price but before taxes associated with the exercise. The 5% and 10% assumed annual rates of compounded stock appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Company common stock price. Actual gains, if any, on stock option exercises are dependent on the future financial performance of the Company, overall market conditions and the option holders' continued employment through the vesting period.

(2) The options vest at a rate of 1/48th of the shares at the end of each month, subject to continued service as an employee, consultant or director. The term of each option is ten years. The exercise price of each option granted equals the fair market value of the common stock of the Company on the date of grant.

(3) The Company granted options representing 1,193,300 shares to employees fiscal 1998.

     The following table provides information with respect to option exercises during the year ended March 31, 1998 and the value of stock options held as of March 31, 1998 by each of the Named Executive Officers.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                                                                  OPTIONS                 IN-THE-MONEY OPTIONS
                         SHARES                            AT FISCAL YEAR END(#)        AT FISCAL YEAR END($)(2)
                       ACQUIRED BY        VALUE         ---------------------------    ---------------------------
        NAME           EXERCISE(#)    REALIZED($)(1)    EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
        ----           -----------    --------------    -----------   -------------    -----------   -------------
Paul Voois...........    26,000          $182,010          85,077        168,923        $ 92,703       $185,797
Keith Barraclough....     9,000          $ 72,402         103,078        167,922        $209,709       $179,291
Christopher Peters...    13,561          $117,951          19,998         91,441        $ 11,562       $ 57,291
Bryan R. Martin......         0          $      0           5,624         24,376        $  1,125       $  4,875
David Harper.........         0          $      0               0              0        $      0       $      0
Joe Parkinson........         0          $      0           4,375         25,625(3)     $    875       $  5,125(3)

---------------
(1) The value realized by stock option exercise was calculated by determining the difference between the exercise price and the fair market value on the date of exercise.

(2) The value of unexercised options is based upon the difference between the exercise price and the closing price on the NASDAQ National Market on March 31, 1998 of $7.00.

(3) Mr. Parkinson has waived any further vesting of these options.

COMPENSATION PLANS

  Stock Option Plans

     The Company's stock option plans provide for the grant of incentive stock options to employees and nonstatutory stock options to employees and consultants. These plans are administered by the Company's board of directors or a committee of the board, which selects the options, determines the numbers of shares subject to each grant and determines the exercise price of each option. As of April 1, 1998 (after giving effect to the increase of shares issuable at the start of fiscal 1999 described below), the Company's stock option plans authorized the issuance of up to 6,614,605 shares of Company common stock. Of that amount and as of that date, 2,869,152 shares had been issued under the plans, options for 2,859,864 shares were outstanding, and 885,589 shares remained available for future grants. The number of shares issuable under one of the Company's stock option plans increases annually at the start of each fiscal year through fiscal 2006 in an amount equal to 5% of the Company's common stock issued and outstanding. This provision resulted in an increase of 764,680 of shares issuable under the Company's stock option plans at the start of fiscal 1999.

     In the event of a merger of the Company with or into another corporation, the Company's stock option plans requires that each outstanding option be assumed or an equivalent option substituted by such successor corporation or a parent or subsidiary of such successor corporation. If the successor corporation refuses to assume or substitute for the options, the optionee will have the right to exercise the option as to all or a portion of the stock subject thereto, including shares which would not otherwise be exercisable.

  Employee Stock Purchase Plan

     As of April 1, 1998 (after giving effect to the increase of shares issuable at the start of fiscal 1999 described below), an aggregate of 570,560 shares of Company common stock are reserved for issuance under the Company's Employee Stock Purchase Plan. Of that amount and as of that date, 70,560 shares have been issued and 500,000 shares remain available for issuance. At the start of each fiscal year, the number of shares of common stock subject to this plan increases so that 500,000 shares then shall be available for issuance. This plan permits employees to purchase common stock through payroll deductions, which may not exceed 10% of an employee's base compensation, including commissions but exclusive of bonuses and overtime. Shares are purchases at a price equal to 85% of the fair market value of Company common stock at the beginning of each two year offering period or the end of a six month purchase period, whichever is lower. In the event of a merger of the Company with or into another corporation, or the sale of all or substantially all of the assets of the Company, this plan provides for the termination of the pending six month purchase period prior to such event.

  Profit Sharing Plan

     The Company's profit sharing plan provides for additional compensation to all employees of the Company equal to up to 15% of the Company's quarterly net income. Additionally, the plan provides for payment of certain discretionary bonuses based on criteria established by Company's board of directors and management.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     The Company currently has no employment contract in effect with any of its officers. In the event of an individual or corporate entity and any related parties cumulatively acquiring at least 35% of the Company's fully diluted stock, all stock options or stock subject to repurchase by the Company held by officers under any stock option plan shall vest immediately without regard to the term of the option. In addition, in such an event, each officer shall be entitled to one (1) year severance pay and continuing medical benefits for life after leaving the Company, provided that such medical benefits shall cease should such officer accept employment with a competing company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The compensation committee of the board of directors currently consists of Bernd Girod, Akifumi Goto and Paul Voois and consisted of Richard M. Chang, Akifumi Goto and Joe Parkinson at the time of the one compensation committee meeting in fiscal 1998. Of these individuals, Paul Voois and Joe Parkinson served as officers of the Company during fiscal 1997 and before. No other of these individuals were at any time since the formation of the Company an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's board of directors or compensation committee. The Company's employee directors, which included Keith R. Barraclough, Bryan R. Martin, Chris McNiffe, Joe Parkinson, Paul Voois and Samuel Wang during fiscal 1998, all participated in deliberations of the Company's board of directors concerning executive officer compensation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In July 1996, certain officers of the Company entered into partial recourse promissory notes in connection with the purchase of the Company's common stock (at a price of $0.50 per share) through the exercise of stock options. The following summarizes the amount outstanding as of March 31, 1998 under such promissory notes entered into by these current Company officers: Sandra L. Abbott, $68,054; David Harper, $68,054; Bryan R. Martin, $89,182; Chris McNiffe, $98,078; Michael Noonen, $69,722; and Samuel Wang, $40,336. These amounts also represent the greatest note amounts outstanding during fiscal 1998, except in the case of Samuel Wang, whose amount outstanding equaled as much as $85,807 during fiscal 1998. Each of these promissory notes have an interest rate of 6.4% per year, and are secured by the shares of the Company's common stock held by such respective officers. Principal and interest on these promissory notes are due and payable in June 2001 or 30 days after termination of employment, if earlier.

     During fiscal 1998, the Company's product revenues included $106,000 in sales to Sanyo Semiconductor Corporation. Additionally, the Company purchased $3.8 million and $408,000 of components from Sanyo Semiconductor Corporation and an affiliate during fiscal 1998 and 1997, respectively. Akifumi Goto, a director of the Company, is the President and Chief Executive Officer of Sanyo Semiconductor Corporation, which is a stockholder of the Company.

     The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been otherwise obtained from unaffiliated third parties. All future transactions, including loans (if any), between the Company and its officers, directors and principal stockholders and their affiliates will be approved by a majority of the board of directors, including a majority of the independent and disinterested outside directors of the board of directors, and will be on terms no less favorable to the Company than could have been obtained from unaffiliated third parties.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The following is the report of the compensation committee of the Company's board of directors describing compensation policies and rationales applicable to the Company's executive officers with respect to compensation paid to such executive officers for fiscal 1998. The compensation committee makes recommendations to the board concerning the compensation for the Company's executive officers. The board of directors is responsible for reviewing and approving the Company's compensation policies and the compensation paid to executive officers, based on part upon recommendations of the compensation committee.

  Compensation Philosophy

     The general philosophy of the Company's compensation program is to offer executive officers competitive compensation based both on the Company's performance and on the individual's contribution and performance. The Company's compensation policies are intended to motivate, reward and retain highly qualified executives for long-term strategic management and the enhancement of stockholder value, to support a performance-oriented environment that rewards achievement of specific internal Company goals and to attract and retain executives whose abilities are critical to the long-term success and competitiveness of the Company.

     There are three main components in the Company's executive compensation program: base salary, incentive bonus and stock incentives.

  Base Salary

     The salaries of the executive officers, including the Chief Executive Officer, are determined annually by the compensation committee and the board of directors with reference to surveys of salaries paid to executives with similar responsibilities at comparable companies, generally in the high technology industry and often within the Company's geographic area. The peer group for each executive officer is composed of executives whose responsibilities are similar in scope and content. The Company seeks to set executive compensation levels that are competitive with the average levels of peer group compensation.

  Incentive Bonus

     Annual incentive bonuses for executive officers are intended to reflect the Committee's belief that a significant portion of the annual compensation of each executive officer should be contingent upon the performance of the Company, as well as the individual contribution of each officer. The Company's profit sharing plan provides for additional compensation to all employees of the Company equal to up to 15% of the Company's quarterly net income. Of this amount, one third is shared by all employees, one third is shared among employees within certain business units, and one third is shared by officers. Additionally, the plan provides for payment of certain discretionary bonuses based on criteria established by the Company's board of directors and management. During fiscal 1998, these discretionary bonuses primarily related to achievement of engineering goals, product introduction goals and sales goals. In addition, certain sales commissions are also paid to employees, including officers.

     The compensation paid to executive officers in fiscal 1998 relates to financial as well as non-financial achievements. Financial achievements for the Company in fiscal 1998 include record revenues of $49.8 million and a net profit of $3.7 million. Non-financial achievements include those relating to the introduction and sale of the Company's ViaTV videophone products, the consummation of various licensing transactions and the completion of the Company's initial public offering. During fiscal 1998, the Company introduced a number of its ViaTV videophone products, including the VC105, the VC50 and the VC55. It also built direct sales, retail, OEM and distribution sales channels for the ViaTV products. Licensing deals consummated in fiscal 1998 include the licensing of ViaTV technology to U.S. Robotics (now 3Com). The contributions of Chris Peters, Vice President, Sales, to this license transaction resulted in a substantial bonus to him.

  Stock Incentives

     The Company utilizes stock options as long term incentives to reward and retain executive officers. The compensation committee believes that this practice links management interests with stockholder interests and motivates executive officers to make long-term decisions that are in the best interests of the Company. The committee also believes that executive officers and other key employees should own a significant percentage of the Company's stock. Generally, stock options vest over four years after the grant date and optionees must be employed by the Company at the time of vesting in order to exercise the options. The vesting of certain options accelerates in relation to the achievement of specified business goals to which the optionee is expected to significantly contribute.

     The committee believes that stock option grants provide an incentive that focuses the executives' attention on the Company from the perspective of an owner with an equity stake in the business. Because options are typically granted with an exercise price equal to the fair market value of the Company's common stock on the date of grant, the Company's stock options are tied to the future performance of the Company's common stock and will provide value to the recipient only when the price of the Company's stock increases above the exercise price, that is, only to the extent that stockholders as a whole have benefited.

  Compensation of the Chief Executive Officer

     Joe Parkinson served as the Company's Chief Executive Officer from June 1995 to January 1998. His annual base salary was increased from $150,000 to $200,000 effective October 20, 1997. Mr. Parkinson received a bonus of $56,416 during fiscal 1998, which consisted of profit sharing and a bonus for financial performance. On April 21, 1997, the Company's board of directors amended the vesting of an option for 250,000 shares held Mr. Parkinson to provide him with an incentive to cause the Company's initial public offering to occur before the end of 1997. This amendment provided for accelerated vesting in full upon an initial public offering of the Company's common stock occurring prior to December 31, 1997 for which either the initial public offering price or the highest bid price on the secondary market for the month thereafter is greater than $6.00 per share. As a result of the Company's initial public offering at a price of $6.50 per share in July 1997, this option vested in full. In June 1997, the Company granted Mr. Parkinson an option to purchase 30,000 shares of Common Stock at an exercise price of $6.80 per share, which represented the fair market value of the Company's common stock on the date of grant.

     Paul Voois has been the Company's Chief Executive Officer since January 1998. His annual base salary was increased from $150,000 to $190,000 effective October 20, 1997. Dr. Voois received a bonus of $183,505 during fiscal 1998. This bonus included an amount of $125,000 relating to Dr. Voois' contributions to the Company's development of its initial videophone product, the VC100. The remainder of Dr. Voois' bonus primarily consisted of profit sharing and a bonus for financial performance. In June 1997, Dr. Voois was granted an option to purchase 30,000 shares of the Company's common stock at a price of $6.80 per share, which represented the fair market value of the Company's common stock on the date of grant. In addition, in October 1997, the Company's board of directors amended the vesting terms of an option for 25,000 shares of the Company's common stock previously granted to Dr. Voois to provide for full vesting within fiscal 1998. This acceleration of vesting was pursuant to a pre-existing provision of the option relating to the achievement of certain goals involving the development of the VC100.

                                          COMPENSATION COMMITTEE OF THE BOARD OF
                                          DIRECTORS

                                          Bernd Girod
                                          Akifumi Goto
                                          Paul Voois

STOCK PERFORMANCE GRAPH

     The following line graph compares the cumulative total stockholder return for the Company's common stock with the CRSP Total Return Index for The Nasdaq Stock Market (US) and the CRSP Total Return Index for Nasdaq Electronic Components Stocks for the period commencing July 2, 1997 and ending March 31, 1998. The graph assumes that $100 was invested on the date of the Company's initial public offering, July 2, 1997, and that all dividends are reinvested. Historic stock price performance should not be considered indicative of future stock price performance.

      COMPARISON OF CUMULATIVE TOTAL RETURN AMONG 8X8, INC. COMMON STOCK,
          THE CRSP TOTAL RETURN INDEX FOR THE NASDAQ STOCK MARKET (US)
                      AND THE CRSP TOTAL RETURN INDEX FOR
                      NASDAQ ELECTRONIC COMPONENTS STOCKS

                                                          Index for the     Index for Nasdaq
                                    8x8, Inc. Common      Nasdaq Stock         Electronic
          Date                          Stock              Market (US)      Components Stocks
7/2/97                                   100.00              100.00              100.00
3/31/98                                  107.69              128.13              109.09

SECURITY OWNERSHIP

     The following table sets forth certain information with respect to the beneficial ownership of the Company's common stock as of March 31, 1998 by (i) each person (or group of affiliated persons) who is known by the Company to own beneficially 5% or more of the Company's common stock, (ii) each of the Company's directors (iii) each of the Named Executive Officers and (iv) all directors and officers as a group. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of Company common stock shown as beneficially owned by them, subject to community property laws where applicable, and the address of each listed stockholder is c/o 8x8, Inc., 2445 Mission College Boulevard, Santa Clara, CA 95054.

                                                               NUMBER OF SHARES     PERCENTAGE OF
                      NAME AND ADDRESS                        BENEFICIALLY OWNED   TOTAL SHARES(1)
                      ----------------                        ------------------   ---------------
Joe Parkinson(2)............................................      1,019,375              6.7%
Samuel Fang(3)..............................................        999,491              6.5%
  c/o General Electronics (H.K.) Ltd., 5th Floor
  General Electronics Building, FSSTL 96
  Sheung Shui, N.T. Hong Kong
J.P. Morgan & Co. Incorporated(4)...........................        740,600              4.8%
  60 Wall Street
  New York, NY 10260
Akifumi Goto(5).............................................        363,640              2.4%
David Harper(7).............................................        215,400              1.4%
Chris McNiffe(6)(7).........................................        185,219              1.2%
Bryan Martin(6)(7)..........................................        181,666              1.2%
Samuel Wang(6)(7)...........................................        166,233              1.1%
Paul Voois(6)...............................................        126,549                *
Keith Barraclough(6)........................................        113,704                *
Guy L. Hecker, Jr...........................................        125,000                *
William Tai(6)..............................................         43,749                *
Chris Peters(6).............................................         40,402                *
Bernd Girod(6)..............................................          9,374                *
All directors and officers as a group (14 persons)(6)(7)....      1,877,895             12.1%

---------------
 *  Less than 1%

(1) Percentage of ownership is based on 15,293,614 shares of Company common stock outstanding as of March 31, 1998, plus any shares issuable pursuant to options held, as of March 31, 1998, by the person in question which may be exercised within 60 days of March 31, 1998.

(2) Includes (i) 220,496 shares that the Company has the right to repurchase of these shares at a price of $0.50 upon the termination of Mr. Parkinson as an employee of, or consultant with, the Company and (ii) 4,375 shares issuable pursuant to stock options which may be exercised within 60 days of March 31, 1998.

(3) Based on a Schedule 13G filed with the Securities and Exchange Commission on February 12, 1998 and reflecting ownership of Company common stock as of December 31, 1997. The following information is taken from that filing. Of the reported number of shares, 338,191 shares are held by Samuel Fang, 521,300 shares are held by Deby Investments, Ltd. and 140,000 shares are held by Luzon Investments, Inc. Mr. Fang is the Managing Director for both Deby Investments, Ltd. and Luzon Investments, Inc. Mr. Fang beneficially owns all such shares, but holds sole voting and dispositive power over 338,191 of the shares. Mr. Fang holds shared voting and dispositive power with respect to the remaining 661,300 shares.

(4) Based on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 1998 and reflecting ownership of Company common stock as of December 31, 1997. Such filing indicated J.P. Morgan & Co. Incorporated's ownership as 5.0% relative to the number of shares outstanding as of that date. The following information is taken from that filing. Certain of the reported shares are direct and indirect holdings of subsidiaries of J.P. Morgan & Co. Incorporated, including Morgan Guaranty Trust Company of New York, J.P. Morgan Investment Management, Inc. and J.P. Morgan Florida Federal Savings Bank. J.P. Morgan & Co. Incorporated beneficially owns all such shares and holds sole power to dispose of all such shares. J.P. Morgan & Co. Incorporated holds sole power to vote 614,700 of these shares, and does not hold shared power to vote the remainder of the shares.

(5) Includes 363,640 shares beneficially held by Sanyo Semiconductor Corporation. Mr. Goto is the President and Chief Executive Officer of Sanyo Semiconductor Corporation.

(6) Includes the following number of shares subject to options that were exercisable at or within 60 days after March 31, 1998: Mr. McNiffe, 6,874; Mr. Martin, 6,874; Dr. Wang, 6,874; Mr. Peters, 25,207, Mr. Tai, 18,749; Mr.
    Barraclough, 113,704; Dr. Voois, 95,702; Dr. Girod, 9,374; and all directors and officers as a group, 293,669.

(7) Includes the following number of shares that were, as of March 31, 1998, subject to a right of repurchase in favor of the Company that expires ratably through June 24, 2000 as long as the person in question remains an employee of or consultant to the Company: Mr. Harper, 40,622; Mr. McNiffe, 65,623; Mr. Martin, 67,706; Dr. Wang, 71,872; and all directors and officers as a group, 359,151.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than ten percent stockholders are also required by Securities and Exchange Commission rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, with respect to fiscal 1998, all filing requirements applicable to its officers, directors and ten-percent stockholders were complied with.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting or any adjournment or postponement thereof, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the board of directors may recommend.

                                          THE BOARD OF DIRECTORS

Santa Clara, California
May 7, 1998

                                    8X8, INC.
                    PROXY for Annual Meeting of Stockholders
                            To Be Held June 15, 1998
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned stockholder of 8x8, Inc., a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, and hereby appoints Paul Voois and Sandra L. Abbott, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf of the undersigned, to represent the undersigned at the annual meeting of stockholders of 8x8, Inc. to be held at the offices of the Company at 2445 Mission College Boulevard, Santa Clara, California 95054 on Monday, June 15, 1998 at 2:00 p.m., local time, and at any adjournment or adjournments thereof, and to vote all shares of Company common stock that the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side hereof.

        THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREIN. IF NO SPECIFICATION IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE PERSONS AND THE PROPOSALS ON THE REVERSE SIDE HEREOF AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS THE PROXYHOLDERS DEEM ADVISABLE.

Please mark your vote as indicated in this example.  [X ]

1.   ELECTION OF DIRECTORS
Nominees:

01 - KEITH R. BARRACLOUGH        02 - BERND GIROD             03 -  AKIFUMI GOTO
04 - GUY L. HECKER, JR.          05 - BRYAN R. MARTIN         06 - CHRIS MCNIFFE
07 - WILLIAM P. TAI              08 - PAUL VOOIS              09 - SAMUEL WANG

FOR            WITHHOLD              WITHHOLD AUTHORITY TO VOTE FOR
ALL NOMINEES   ALL NOMINEES          INDIVIDUAL NOMINEES LISTED BY NUMBER
                                     BELOW:
[ ]            [ ]                   [ ]__________________________________

THE BOARD RECOMMENDS A VOTE FOR ELECTION OF ALL NOMINEES

2. PROPOSAL TO RATIFY THE APPOINTMENT OF PRICE WATERHOUSE LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING MARCH 31, 1998.

                   FOR         AGAINST        ABSTAIN
                   [ ]         [ ]            [ ]

3. To vote or otherwise represent the shares on any and all other business which may properly come before the meeting or any adjournment or adjournments thereof, according to their discretion and in their discretion.

PLACE "X" HERE IF YOU PLAN TO VOTE YOUR SHARES AT THE MEETING [ ] MARK HERE FOR ADDRESS CHANGE AND NOTE NEW ADDRESS IN SPACE TO THE LEFT [ ]

Please mark, sign, date and return the proxy card promptly using the enclosed envelope.

NOTE: Please sign exactly as name appears on your stock certificate. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should insert their titles.

SIGNATURE:___________________________________ DATE:___________

SIGNATURE:___________________________________ DATE:___________